Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

www.frischs.com

Frisch’s Reports Higher Earnings in the Second Quarter of Fiscal 2010

FOR IMMEDIATE RELEASE

Cincinnati, OH—January 19, 2010, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported higher earnings for its 12-week fiscal second quarter ended December 15, 2009. Net earnings for the quarter increased 6.9% to $2,369,217 compared to $2,215,787 last year. Diluted earnings per share increased to $.46 per share, from $.43 per share last year. Sales declined 1.7% to $67,898,586 from $69,093,061 in last year’s second quarter.

For the first half of fiscal 2010, sales were $156,880,688 falling 1.3% from $158,974,692 for the first half of last year. Earnings increased 22% to $5,356,882 from $4,390,847. Diluted earnings per share rose to $1.03 from $.85 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants decreased a modest 0.4% in the second quarter. The sluggish economy and continuing high unemployment have driven down customer traffic in our restaurants.”

Maier added, “Our Golden Corral restaurants posted a same store sales decline of 3.6% during the second quarter. The recession in the Midwest has had an even stronger negative impact on the sales of our Golden Corrals. Despite the lower sales, our Golden Corrals managed to post their fourth straight quarter of positive earnings.”

The increase in earnings for the quarter in both concepts can mostly be attributed to a drop in food cost. Earnings were also helped by lower utility costs, offset to a degree by rises in pension and medical plan expenses.

The Company opened two new Big Boy restaurants in the second quarter, one of which replaced an older facility on a superior nearby site. Frisch’s operates 89 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees. The Company also operates 35 Golden Corral restaurants.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	December 15, 2009	December 16, 2008	December 15, 2009	December 16, 2008
Sales	$156,881	$158,975	$67,899	$69,093
Cost of sales
Food and paper	53,076	57,747	22,802	24,473
Payroll and related	52,485	52,148	22,781	22,551
Other operating costs	35,203	35,870	15,186	15,431

	140,764	145,765	60,769	62,455
Gross profit	16,117	13,210	7,130	6,638
Administrative and advertising	7,962	7,746	3,507	3,308
Franchise fees and other revenue	(688)	(692)	(296)	(291)
Gains on sale of assets	—	(1,116)	—	—

Operating profit	8,843	7,272	3,919	3,621
Interest expense	965	1,087	434	499

Earnings before income tax	7,878	6,185	3,485	3,122
Income taxes	2,521	1,794	1,116	906

NET EARNINGS	$5,357	$4,391	$2,369	$2,216

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.05	$.86	$.46	$.43

Diluted net earnings per share	$1.03	$.85	$.46	$.43

Diluted average shares outstanding	5,211	5,166	5,196	5,144

Depreciation included above	$7,436	$7,265	$3,215	$3,180

Opening expense included above	$226	$531	$212	$202

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	December 15, 2009	June 2, 2009
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,638	$899
Receivables	1,427	1,549
Inventories	5,201	6,531
Other current assets	3,357	2,480

	11,623	11,459
Property and equipment	161,678	157,638

Other assets
Goodwill & other intangible assets	1,502	1,548
Property held for sale and land investments	3,675	3,218
Deferred income taxes and other	3,898	3,113

	9,075	7,879

	$182,376	$176,976

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,273	$8,038
Accrued expenses	9,250	11,555
Other	8,740	8,418

	29,263	28,011
Long-term obligations
Long-term debt	21,458	21,962
Other long-term obligations	13,217	12,626

	34,675	34,588
Shareholders’ equity	118,438	114,377

	$182,376	$176,976